Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION:

PHIL LYNCH	BEN MARMOR
VICE PRESIDENT	ASSISTANT VICE PRESIDENT
DIRECTOR CORPORATE	DIRECTOR INVESTOR
COMMUNICATIONS	RELATIONS
AND PUBLIC RELATIONS
502-774-7928	502-774-6691
FOR IMMEDIATE RELEASE
BROWN-FORMAN DIRECTOR RETIRES

BOARD DECLARES DIVIDEND
     Louisville, KY, January 22, 2009 — Brown-Forman announced today that Matthew R. Simmons is retiring from the company’s board of directors, effective at the conclusion of today’s board meeting. Simmons, who has been a director since 2002, is leaving to devote more time to his business, Simmons & Company International, a specialized energy investment banking firm. “I regret that my other responsibilities require me to leave the Brown-Forman board, but I depart knowing that the company is in the very capable hands of CEO Paul Varga, Presiding Board Chairman Garvin Brown, an outstanding board of directors, and the exceptional management team that works with them,” said Simmons.
     Simmons is also the author of the noteworthy 2005 book, “Twilight in the Desert: The Coming Saudi Oil Shock and the World Economy,” which stated that the world’s oil production was nearing, or already at, its apex, making him one of the world’s preeminent experts on the “peak oil” movement.
     The retirement of Simmons reduces the number of directors on Brown-Forman’s board to twelve. Garvin Brown IV, presiding chairman of the Brown-Forman board of directors, commented, “Matt Simmons has provided exemplary service to our company over the last seven years and we thank him for his many contributions and his strategic counsel.”
     During its meeting today, Brown-Forman’s board of directors declared a regular quarterly cash dividend of $0.2875 per share on Class A and Class B Common Stock. Stockholders of record on March 6, 2009 will receive the cash dividend on April 1, 2009.
     This year marks the 63rd consecutive year that Brown-Forman has paid quarterly dividends.
BROWN-FORMAN    CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY  40210    E-MAIL: BROWN-FORMAN@B-F.COM    WWW.BROWN-FORMAN.COM

     Brown-Forman Corporation is a producer and marketer of fine quality beverage alcohol brands, including Jack Daniel’s, Southern Comfort, Finlandia, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, Tuaca, Woodford Reserve, and Bonterra.
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BROWN-FORMAN    CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY  40210    E-MAIL: BROWN-FORMAN@B-F.COM    WWW.BROWN-FORMAN.COM